Exhibit 99.1

414 Nicollet Mall
Minneapolis, MN 55401

February 28, 2007

Xcel Energy Inc. Announces Refinancing Of Long-Term Debt Through Exchange Offer

Offers To Exchange Its 7% Senior Notes, Series Due 2010

MINNEAPOLIS —Xcel Energy Inc. (NYSE: XEL) announced today that it has commenced an exchange offer (not a redemption) to refinance a portion of the company’s outstanding long-term debt securities. The exchange offer will expire at 12:00 midnight, New York City time, on March 27, 2007 (the “Expiration Date”), unless extended.

The company is offering to exchange up to $350 million aggregate principal amount of its 7% Senior Notes, Series due 2010 (the “Old Notes”). Holders of the Old Notes whose tenders are accepted will receive a new series of senior notes due April 1, 2017 (the “New Notes”). The coupon on the New Notes is expected to be determined on March 23, 2007, unless the offer is extended or terminated.

Consummation of the exchange offer is subject to the condition that an aggregate principal amount of Old Notes must be validly tendered and not validly withdrawn prior to the Expiration Date sufficient to result in the issuance of New Notes in an aggregate principal amount of at least $250 million. A maximum of $350 million aggregate principal amount of Old Notes will be accepted. If more than $350 million aggregate principal amount of Old Notes are tendered, we will accept for exchange only Old Notes in an aggregate principal amount up to $350 million on a pro rata basis among the tendering holders.

The applicable total exchange price for Old Notes will include an early participation payment payable only to holders of Old Notes that validly tender and do not validly withdraw their Old Notes prior to 5:00 p.m., on New York City time, March 13, 2007 (such time and date, the “Early Participation Date”), subject to extension, and whose Old Notes are accepted for exchange.

The exchange offer is only made, and copies of the exchange offer documents will only be made available to, holders of Old Notes that have certified certain matters to Xcel Energy, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”). A confidential offering memorandum, dated today, will be distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774.

The following provides a brief summary of additional, key elements of the exchange offer:

•                                          Xcel Energy is offering to exchange, for each $1,000 principal amount of the Old Notes tendered and accepted prior to the Early Participation Date, a principal amount of the New Notes equal to the total exchange price for the Old Notes minus $20; plus an early participation payment in cash of $20.

•                                          Xcel Energy is offering to exchange, for each $1,000 principal amount of the Old Notes tendered and accepted after the Early Participation Date, a principal amount of the New Notes equal to the total exchange price for the Old Notes minus $20.

•                                          The applicable total exchange price for the Old Notes is based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on the second business day prior to the expiration of the exchange offer.

•                                          The applicable total exchange price will include an early participation payment payable only to holders of Old Notes that validly tender and do not validly withdraw their Old Notes prior to 5:00 p.m., on the Early Participation Date, subject to extension, and whose Old Notes are accepted for exchange.

•                                          Old Notes tendered before the Early Participation Date may be withdrawn at any time prior to the Early Participation Date. Old Notes tendered after the Early Participation Date may be validly withdrawn at any time prior to the expiration of the exchange offer.

•                                          The New Notes will mature on April 1, 2017 and will bear interest at an annual rate, which will be determined two business days prior to the expiration of the exchange offer.

•                                          Consummation of the exchange offer is subject to a number of conditions, including the absence of certain adverse legal and market developments and the condition that an aggregate principal amount of Old Notes must be validly tendered and not validly withdrawn prior to the Expiration Date sufficient to result in the issuance of New Notes in an aggregate principal amount of at least $250 million.

The New Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This news release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:

Paul A Johnson, Managing Director, Investor Relations   (612) 215-4535

News media inquiries please call Xcel Energy media relations   (612) 215-5300